Exhibit 99.1

Theriva™ Biologics Reports Full-Year 2025 Operational Highlights
and Financial Results

- Advancing clinical development of VCN-01 for pancreatic ductal adenocarcinoma and retinoblastoma -

- Licensed SYN-020 to Rasayana Therapeutics for development in multiple indications; up to $38 million in potential milestones plus royalties on commercial sales -

- Cash and cash equivalents of $13.1 million as of December 31, 2025; recent capital raises increase cash to $15.2 million as of February 26, 2026 and provides cash runway into Q1 2027-

Rockville, MD, March 12, 2026 – Theriva™ Biologics, Inc. (NYSE American: TOVX), a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need, today reported financial results for the full year ended December 31, 2025, and provided a corporate update.

“We are very pleased to have completed the licensing of our versatile Phase 2-ready asset SYN-020 to Rasayana Therapeutics, executing on our plan to derive value from our GI portfolio while we remain focused on the advancement of our oncology pipeline,” said Steven A. Shallcross, Chief Executive Officer of Theriva Biologics. “We continue to advance our lead oncolytic virus candidate VCN-01 towards pivotal clinical development in multiple indications of high unmet need. With the recent feedback from the EMA, we have further clarity on dosing regimen, protocol and overall design for our proposed Phase 3 trial in pancreatic ductal adenocarcinoma (PDAC). An End-of-Phase 2 meeting with the FDA is planned for the first half of 2026 to finalize our design for a multinational pivotal Phase 3 trial in PDAC, aiming to provide patients with a novel therapy for this difficult to treat solid tumor that has a high mortality rate. Additional interactions with the FDA and EMA are planned for 2026 to refine the design of a potential Phase 2/3 trial for retinoblastoma, for which VCN-01 has received Orphan Drug and Rare Pediatric Disease designation. We continue to engage in potential partnership discussions for the additional innovative drug candidates in our portfolio.”

Recent Highlights and Anticipated Milestones

VCN-01

Metastatic Pancreatic Ductal Adenocarcinoma (PDAC):

•	As recently announced, Theriva received positive scientific advice from the EMA on the design of a Phase 3 trial in PDAC. The EMA provided overall agreement with the proposed Phase 3 clinical trial of VCN-01 in combination with gemcitabine/nab-paclitaxel for the first-line treatment of metastatic PDAC, including sample size, repeated dosing of VCN-01, and an adaptive design to potentially optimize trial timelines and outcomes. Specific advice included agreement on proposed inclusion/exclusion criteria, primary endpoint (overall survival), secondary endpoints (including progression free survival, duration of response, and patient reported outcomes).

•	An End-of-Phase 2 meeting with the FDA is planned for 1H 2026, aiming to finalize the design of a pivotal multinational Phase 3 clinical trial in PDAC.

•	Additional analysis from the VIRAGE Phase 2b study has been accepted for a poster presentation at the American Association of Cancer Research (AACR) meeting in San Diego, CA, April 17-22, 2026.

Retinoblastoma:

•	Further discussions are planned with both the FDA and EMA in 2026 to align on the protocol design, including target population and endpoints, for a Phase 2/3 trial in retinoblastoma, an indication for which VCN-01 has been granted Orphan Drug and Rare Pediatric Disease designation.

•	Safety and clinical outcomes from the Phase 1 study of VCN-01 in refractory retinoblastoma patients were recently presented at the 41st Asia-Pacific Academy of Ophthalmology (APAO) Congress.

SYN-020

•	On February 18, 2026, Theriva announced that it granted Rasayana Therapeutics, Inc. an exclusive, worldwide license, with the right to sublicense, to develop and commercialize SYN-020 (recombinant bovine intestinal alkaline phosphatase) for therapeutic and diagnostic use. Theriva received a $300,000 up-front payment at signing and is eligible for up to $16M in development and regulatory milestones, tiered single digit royalties on net product sales, and up to $22M in milestones payable upon achievement of certain annual aggregate net sales.

•	SYN-020 was well tolerated in Phase 1 clinical studies and is now poised to enter Phase 2 clinical testing. Rasayana will assume responsibility and costs for future clinical development and commercialization.

Full-Year Ended December 31, 2025 Financial Results

General and administrative expenses increased to $15.4 million for the year ended December 31, 2025, from $7.4 million for the year ended December 31, 2024. This increase of 109% is primarily comprised of the contingent consideration adjustment of $9.0 million due to the VIRAGE Phase 2b clinical trial of VCN-01 (zabilugene almadenorepvec) in PDAC achieving its primary survival and safety endpoints, offset by a decrease in compensation costs, investor relations costs, consulting fees, and lower director and officer insurance. The charge relating to stock-based compensation expense was $379,000 for the year ended December 31, 2025, compared to $438,000 for the year ended December 31, 2024.

Research and development expenses decreased to $8.6 million for the year ended December 31, 2025, from $12.0 million for the year ended December 31, 2024. This decrease of 28% is primarily the result of lower clinical trial expenses related to the completion of our VIRAGE Phase 2b clinical trial of VCN-01 (zabilugene almadenorepvec) in PDAC, lower clinical trial expenses related to our Phase 1b/2a clinical trial of SYN-004 (ribaxamase) in allogeneic HCT recipients and lower indirect cost related to compensation, offset by higher patent expenses related to SYN-020. We anticipate research and development expense to decrease in 2026 as a result of the workforce reduction plan that was implemented on September 30, 2025, the completion of our VIRAGE Phase 2b clinical trial of VCN-01 and our focus on regulatory interactions around potential pivotal clinical trials of VCN-01 in PDAC and retinoblastoma, the planning for VCN-01 manufacturing scale-up activities, a potential Phase 2a study evaluating VCN-01 dosing frequency, and continuing to support our other preclinical and discovery initiatives. In addition, pursuant to the terms of the Rasayana License Agreement that we entered into in February 2026, we will not continue to conduct research and development activities with respect to SYN-020, and do not expect to incur material expenditures in connection therewith since Rasayana is now responsible for all such expenditures including patent expenses. Research and development expenses also include a charge relating to non-cash stock-based compensation expense of $281,000 for the year ended December 31, 2025, compared to $233,000 for the year ended December 31, 2024.

Cash and cash equivalents totaled $13.1 million as of December 31, 2025, compared to $11.6 million as of December 31, 2024. The Company’s current cash of approximately $15.2 million at February 26, 2026 will allow it to fund operations into the first quarter of 2027, including overhead costs, close out of the VIRAGE Phase 2b clinical trial, a potential Phase 2a study evaluating VCN-01 dosing frequency, exploratory VCN-01 (zabilugene almadenorepvec) manufacturing scale-up activities, regulatory interactions regarding proposed VCN-01 clinical trials in PDAC and retinoblastoma, and preclinical studies supporting VCN-01 and VCN-12, the first candidate from our VCN-X discovery program.

The audited financial statements for the year ended December 31, 2025 included in the Company’s Annual Report on Form 10-K contain an audit opinion from the Company’s independent registered public accounting firm that includes an explanatory paragraph related to the Company’s ability to continue as a going concern.

About VCN-01

VCN-01 (zabilugene almadenorepvec) is a systemically administered oncolytic adenovirus designed to selectively and aggressively replicate within tumor cells and degrade the tumor stroma that serves as a significant physical and immunosuppressive barrier to cancer treatment. This unique mode-of-action enables VCN-01 to exert multiple antitumor effects by (i) selectively infecting and lysing tumor cells; (ii) enhancing the access and perfusion of co-administered chemotherapy products; and (iii) increasing tumor immunogenicity and exposing the tumor to the patient’s immune system and co-administered immunotherapy products. Systemic administration enables VCN-01 to exert its actions on both the primary tumor and metastases. VCN-01 has been administered to 142 patients to date in clinical trials of different cancers, including pancreatic ductal adenocarcinoma (in combination with chemotherapy), head and neck squamous cell carcinoma (with an immune checkpoint inhibitor), ovarian cancer (with CAR-T cell therapy), colorectal cancer, and retinoblastoma (by intravitreal injection). More information on these clinical trials is available at Clinicaltrials.gov.

About SYN-020

SYN-020 is a recombinant bovine intestinal alkaline phosphatase (IAP) produced under cGMP conditions and formulated for oral delivery to the small intestine. SYN-020 is designed to reduce fat absorption and intestinal inflammation, tighten the gut barrier to mitigate leaky gut, and promote a healthy microbiome. These complementary modes of action mean SYN-020 has the potential to address multiple metabolic and inflammatory disorders and diseases associated with aging. Despite its broad therapeutic potential, a key hurdle to commercialization has been the high cost of IAP manufacture. Theriva has overcome this hurdle and has developed a process to produce SYN-020 at a scale and cost viable for clinical and commercial development. In February 2026, Theriva granted to Rasayana Therapeutics, Inc. an exclusive, worldwide license, with the right to sublicense, to develop and commercialize SYN-020 (recombinant bovine intestinal alkaline phosphatase) for therapeutic and diagnostic use.

About Theriva™ Biologics, Inc.

Theriva™ Biologics (NYSE American: TOVX), is a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need. The Company’s subsidiary Theriva Biologics, S.L. , has been developing a new oncolytic adenovirus platform designed for intravenous (IV), intravitreal and antitumoral delivery to trigger tumor cell death, improve access of co-administered cancer therapies to the tumor, and promote a robust and sustained anti-tumor response by the patient’s immune system. The Company’s lead clinical-stage candidates is VCN-01 (zabilugene almadenorepvec), an oncolytic adenovirus designed to replicate selectively and aggressively within tumor cells, and to degrade the tumor stroma barrier that serves as a significant physical and immunosuppressive barrier to cancer treatment. An exploratory clinical trial is also on-going with SYN-004 (ribaxamase) which is designed to degrade certain commonly used IV beta-lactam antibiotics within the gastrointestinal (GI) tract to prevent microbiome damage, thereby limiting overgrowth of pathogenic organisms such as VRE (vancomycin resistant Enterococci) and reducing the incidence and severity of acute graft-versus-host-disease (aGVHD) in allogeneic hematopoietic cell transplant (HCT) recipients. For more information, please visit Theriva Biologics’ website at www.therivabio.com.

Forward-Looking Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, and include statements such as the Company receiving up to $38 million in potential milestones plus royalties on commercial sales; cash runway into Q1 2027; continuing to advance the Company’s lead oncolytic virus candidate VCN-01 towards pivotal clinical development in multiple indications of high unmet need; the planned End-of-Phase 2 meeting with the FDA for the first half of 2026 to finalize the Company’s design for a multinational pivotal Phase 3 trial in PDAC; aiming to provide patients with a novel therapy for this difficult to treat solid tumor that has a high mortality rate; the planned additional interactions with the FDA and EMA for 2026 to refine the design of a potential Phase 2/3 trial for retinoblastoma; continuing to engage in potential partnership discussions for the additional innovative drug candidates in the Company’s portfolio; potentially optimizing PDAC Phase 3 trial timelines by the use of an adaptive design; the Company receiving up to $16M in development and regulatory milestones, tiered single digit royalties on net product sales, and up to $22M in milestones payable upon achievement of certain annual aggregate net sales; SYN-020 being now poised to enter Phase 2 clinical testing; Rasayana assuming responsibility and costs for future clinical development and commercialization; research and development expense anticipated to decrease in 2026; a potential Phase 2a study evaluating VCN-01 dosing frequency; continuing to support the Company’s other preclinical and discovery initiatives; and preclinical studies supporting VCN-01 and VCN-12, the first candidate from the Company’s VCN-X discovery program. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include among others, the Company’s product candidates, including VCN-01 and VCN-12, demonstrating safety and effectiveness in clinical indications, as well as results that are consistent with prior results; the ability to confirm VCN-12 preclinical data in the clinical setting; the Company’s ability to reach clinical milestones when anticipated including enrolling the expected number of patients in each trial; the Company’s ability to complete clinical trials on time and achieve the desired results and benefits; the Company’s ability to obtain regulatory approval for commercialization of product candidates or to comply with ongoing regulatory requirements; regulatory limitations relating to the Company’s ability to promote or commercialize its product candidates for the specific indications; acceptance of product candidates in the marketplace and the successful development, marketing or sale of the Company’s products; developments by competitors that render such products obsolete or non-competitive; the Company’s ability to maintain license agreements; the continued maintenance and growth of the Company’s patent estate; the Company’s ability to continue to remain well financed; and other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and its other filings with the SEC, including subsequent periodic reports on Forms 10-Q and current reports on Form 8-K. The information in this release is provided only as of the date of this release, and Theriva undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For further information, please contact:

Investor Relations

Kevin Gardner

LifeSci Advisors, LLC

kgardner@lifesciadvisors.com

Theriva Biologics, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands except share and par value amounts)

	December 31,	December 31,
	2025	2024
Assets

Current Assets
Cash and cash equivalents	$13,056	$11,609
Tax credit receivable	3,351	3,228
Prepaid expenses and other current assets	1,060	1,444
Total Current Assets	17,467	16,281

Non-Current Assets
Property and equipment, net	222	270
Restricted cash	46	96
Right of use asset	803	1,272
In-process research and development	19,619	17,358
Deposits and other assets	82	75
Total Assets	$38,239	$35,352
Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$1,014	$859
Accrued expenses	6,276	3,368
Accrued employee benefits	443	1,144
Deferred research and development tax credit-current portion	1,675	1,614
Loans payable-current	57	61
Operating lease liability-current portion	549	539
Total Current Liabilities	10,014	7,585

Non-current Liabilities
Non-current contingent consideration	10,004	6,973
Loan Payable - non-current	1,671	92
Non-current deferred research and development tax credit	815	762
Non-current operating lease liability	352	873
Total Liabilities	22,856	16,285

Commitments and Contingencies (Note 12)	—	—

Stockholders’ Equity:
Common stock, $0.001 par value; 350,000,000 shares authorized, 35,717,159 issued and 35,688,350 outstanding at December 31, 2025 and 2,811,259 issued and 2,782,449 outstanding at December 31, 2024	34	3
Additional paid-in capital	373,592	355,501
Treasury stock at cost, 28,809 shares at December 31, 2025 and at December 31, 2024	(288)	(288)
Accumulated other comprehensive income (loss)	755	(1,178)
Accumulated deficit	(358,710)	(334,971)
Total Stockholders‘ Equity	15,383	19,067

Total Liabilities and Stockholders’ Equity	$38,239	$35,352

Theriva Biologics, Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

	For the year ended
	December 31,
	2025	2024
Operating Costs and Expenses:
General and administrative	$15,447	$7,396
Research and development	8,604	12,031
In-process research and development impairment	—	1,325
Goodwill impairment	—	5,594
Total Operating Costs and Expenses	24,051	26,346

Loss from Operations	(24,051)	(26,346)
Other Income:
Foreign currency exchange gain (loss)	25	(4)
Interest income	287	697
Total Other Income	312	693

Net Loss before income taxes	(23,739)	(25,653)
Income tax benefit	—	—
Net loss	$(23,739)	$(25,653)

Less deemed dividend from warrant inducement	(1,510)	—

Net Loss Attributable to Common Stockholders	$(25,249)	$(25,653)

Net Loss Per Share - Basic and Dilutive	$(2.08)	$(19.03)

Weighted average number of shares outstanding during the period - basic and dilutive	12,140,697	1,348,126

Net Loss	(23,739)	(25,653)
Gain (loss) on foreign currency translation	1,933	(1,210)
Total comprehensive loss	$(21,806)	$(26,863)